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                                                                      Exhibit 99

BELDEN & BLAKE CORPORATION
NEWS RELEASE
--------------------------------------------------------------------------------
NASDAQ:  BELD
5200 STONEHAM ROAD - NORTH CANTON, OHIO  44720 - (330) 499-1660 -
FAX (330) 497-5463


CONTACT:   CHARLES P. FABER                               FOR IMMEDIATE RELEASE
                                                          MARCH 31, 1997

                BELDEN & BLAKE CORPORATION AGREES TO $27 A SHARE
                         PURCHASE BY TEXAS PACIFIC GROUP

NORTH CANTON, OH -- Belden & Blake Corporation (NASDAQ: BELD) said today it has signed a definitive merger agreement with Texas Pacific Group (TPG), a private investment partnership, in which TPG will acquire the company in an all-cash transaction.

Under the terms of the agreement, Belden & Blake will become a subsidiary of TPG which will pay $27 a share for all common shares outstanding plus an additional amount to redeem certain options held by directors and employees. A group of managers from Belden & Blake will also have an equity interest in the subsidiary.

The Board of Directors of Belden & Blake has unanimously approved the merger agreement following approval of the transaction's terms by a special committee of outside directors. The transaction requires shareholder and regulatory approval.

Belden & Blake, founded in 1942, is a specialized, independent oil and gas exploration and production company which is one of the largest operators in the Appalachian, Michigan and Illinois Basins (a region which includes Ohio, Pennsylvania, New York, West Virginia, Kentucky and Michigan). As of December 31, 1996, the Company owned interests in more than 7,700 productive oil and gas wells with proved reserves totaling more than 288 billion cubic feet of gas and
7.4 million barrels of oil.

The company holds leases on more than one million net acres and owns and operates 2,760 miles of gas gathering lines. Current net production is 71 million cubic feet of gas and 1,970 barrels of oil per day. For the year ending December 31, 1996, the company had net income of $14.8 million on revenues of $153.2 million.

TPG has viewed specialized oil and gas companies as attractive investment opportunities since early 1995. Texas Pacific investors made their first investment in the industry in December 1995 when they purchased a significant stake in Denbury Resources, Inc., a Dallas-based energy exploration and production company with operations in Louisiana, Mississippi and Texas.

Following the close of the transaction, Henry S. Belden IV, Chairman and Chief Executive of Belden & Blake, and Max Mardick, President and Chief Operating Officer, will retire from the company, although both executives are expected to serve on the new Board of Directors. TPG expects to name Ronald L. Clements, 54, currently the company's Senior Vice President of Exploration and Production, as the new Chief Executive Officer and Ronald E. Huff, 42, currently the company's Chief Financial Officer, as President upon completion of the transaction. Messrs. Clements and Huff are also expected to serve on the new Board of Directors.

                                     -more-



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"Belden & Blake is one of the largest specialized companies operating in the
Appalachian Basin," said David M. Stanton, a partner of Texas Pacific. "In addition to its size and experience in the region, the company is among the most economic in extracting gas and oil from low-volume wells. We see Belden & Blake as an attractive platform for growth."

"We are pleased to present this opportunity to the shareholders of Belden & Blake," Mr. Belden said. "This proposed transaction provides a significant return on investment for our long-term shareholders and presents an opportunity for a new generation of managers at Belden & Blake. I am especially pleased that this acquisition will preserve the company's operations and should have minimal disruption to our employees, customers and suppliers."

"Belden & Blake has one of the strongest growth records in the business," Mr. Clements said, "The contemplated financing will accommodate continued growth through drilling and acquisitions. With more than 10,000 operators and nearly 190,000 wells in the region, there is considerable acquisition opportunity available to us."

Goldman, Sachs & Co. acted as financial advisor to Belden & Blake. Chase Securities Inc. is the lead manager for both the senior and subordinated debt to finance the transaction and The Chase Manhattan Bank has agreed to provide a $200 million senior credit facility, subject to the satisfaction of certain conditions.

Texas Pacific Group, based in San Francisco and Fort Worth, Texas, is the sponsor of TPG Partners II, L.P., of Fort Worth, a private investment partnership with capital in excess of $2 billion. The partnership specializes in corporate acquisitions in a wide range of industries and succeeds TPG Partners, L.P., formed in December 1993 with $720 million in capital. TPG's principals include David Bonderman, James G. Coulter and William S. Price. The partnership and its principals have completed significant investments in the airline (Continental Airlines, America West), health care, food, wine, entertainment, high performance motorcycles (Ducati), telecommunications (Paradyne), energy and waste management industries.

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